FOR IMMEDIATE RELEASE                                          July 10, 2003

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396
                  John A. Simas, EVP and CFO - 781-221-6307
                  FAX: 781 221-7594

BOSTONFED BANCORP, INC. TO PURCHASE SEVEN BRANCH OFFICES

Burlington, MA - BostonFed Bancorp, Inc. (AMEX - BFD) (the "Company"), the parent of Boston Federal Savings Bank, ("BFSB"), a federally-chartered stock savings bank, and Broadway National Bank, a national chartered commercial bank, announced today that BFSB had signed a definitive agreement to purchase from Encore Bank seven branch offices located in Belmont, Lexington, Needham, Newton, Sudbury, Wellesley and Woburn, Massachusetts. As of June 30, 2003, the deposits to be purchased from Encore Bank totaled approximately $330 million. BFSB has agreed to pay a premium of approximately 1.3% of the deposits on the acquisition date.

Subject to regulatory approval, the acquisition is expected to close in the fourth quarter of 2003.

Commenting on the agreement, David F. Holland, Chairman and Chief Executive officer, stated, "We are delighted to have this opportunity to expand our presence in the Boston area. The purchase of these branch offices will be an ideal addition to the Company's franchise."

Keefe, Bruyette & Woods, Inc. advised BFSB and Sandler O'Neill & Partners, L.P. advised Encore Bank.

This press release may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the federal securities laws. These statements are based on management's beliefs and on assumptions made by, and information currently available to, management. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, changes in legislation, prevailing interest rates and changes in economic conditions. The Company cautions you that, while forward-looking statements reflect its good faith beliefs when the Company makes them, they are not guarantees of future performance and are impacted by actual events when they occur after the Company makes such statements.